UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported) July 25, 2001

                          (Exact name of registrant as
                            specified in its charter)
                                DST Systems, Inc.

              (State or other     (Commission       (I.R.S. Employer
                jurisdiction      File Number)     Identification No.)
              of incorporation)

                  Delaware          1-14036           43-1581814


                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-6568


                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 1  CHANGES IN CONTROL OF REGISTRANT
Not applicable.

ITEM 2  ACQUISITION OR DISPOSITION OF ASSETS
Not applicable.

ITEM 3  BANKRUPTCY OR RECEIVERSHIP
Not applicable.

ITEM 4  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
Not applicable.

ITEM 5  OTHER EVENTS
See attached as an Exhibit to this Form 8-K a News Release released July 25, 2001 concerning the announcement of financial results.

ITEM 6  RESIGNATIONS OF REGISTRANT'S DIRECTORS
Not applicable.

ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS
Not applicable.

ITEM 8  CHANGE IN FISCAL YEAR
Not applicable.

ITEM 9 REGULATION FD DISCLOSURE
Not applicable.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DST Systems, Inc.

                                        /s/ Robert C. Canfield
                                        Senior Vice President, General Counsel,
                                        Secretary

Date: July 26, 2001

July 25, 2001

        DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER AND YEAR TO DATE 2001
                               FINANCIAL RESULTS

Excluding non-recurring items recorded in the second quarters of 2001 and 2000, DST's consolidated net income for the quarter ended June 30, 2001 was $51.5 million ($0.41 per diluted share) compared to second quarter 2000 net income of $44.4 million ($0.34 per diluted share), a 16.0% increase in net income and a 20.6% increase in diluted earnings per share. Second quarter 2001 results include non-recurring after tax income of $22.3 million related to gains on the sale of DST's portfolio accounting business and sales of marketable equity securities, while second quarter 2000 results included non-recurring after tax income of $2.8 million related to gains on sales of marketable equity securities. Including these non-recurring items, DST's consolidated net income for the second quarter 2001 increased 56.4% to $73.8 million ($0.58 per diluted share) compared to second quarter 2000 net income of $47.2 million ($0.37 per diluted share).

Year to date, excluding non-recurring items recorded in 2001 and 2000, DST's consolidated net income was $103.9 million ($0.82 per diluted share) compared to $88.8 million ($0.69 per diluted share) in 2000, a 17.0% increase in net income and a 18.8% increase in diluted earnings per share. Year to date 2001 results include non-recurring after tax income of $24.4 million related to gains on the sale of DST's portfolio accounting business and sales of marketable equity securities, while year to date 2000 results included non-recurring after tax income of $14.6 million in connection with the settlement of a legal dispute related to a former equity investment and gains on sales of marketable equity securities. Year to date, including these non-recurring items, DST's consolidated net income increased 24.1% to $128.3 million ($1.01 per diluted share) compared to $103.4 million ($0.80 per diluted share) in 2000.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                            Quarter ended               Six months ended
                               June 30,                      June 30,
                        -----------------------     -----------------------
                           2001         2000           2001          2000
                        ----------   ----------     ----------    ---------
  Revenues
  Financial Services    $   257.6    $   155.6      $   425.1     $  303.4
  Output Solutions          153.6        141.6          320.5        296.8
  Customer Management        54.4         51.3          102.9        100.0
  Investments and Other      10.2          8.2           19.3         16.4
  Eliminations              (24.2)       (19.7)         (45.2)       (39.2)
                        ----------   ----------     ----------    ---------
                        $   451.6    $   337.0      $   822.6     $  677.4
                        ==========   ==========     ==========    =========

  Income from operations
  Financial Services    $    55.3    $    43.7      $   103.0     $   79.5
  Output Solutions           14.8         14.6           39.5         38.6
  Customer Management         6.6          5.0           10.3          7.5
  Investments and Other       0.8          0.8            2.4          2.2
                        ----------   ----------     ----------    ---------
                        $    77.5    $    64.1      $   155.2     $  127.8
                        ==========   ==========     ==========    =========

Consolidated revenues for the quarter increased $114.6 million or 34.0% over prior year quarter and $145.2 million for the six months ended June 30, 2001 or 21.4% over the prior year six month period, reflecting higher Financial Services and Output Solutions Segment revenues. Financial Services revenues include $89.9 million from EquiServe Limited Partnership ("EquiServe"), which DST acquired controlling ownership on March 30, 2001. 2000 Financial Services second quarter and year to date revenues include $6.5 million and $13.3 million for DST Canada, which as previously reported was contributed to a joint venture ("International Financial Data Services") in 2001. Consolidated income from operations totaled $77.5 million for the quarter and $155.2 million for the six months ended June 30, 2001, an increase of $13.4 million or 20.9% over the 2000 second quarter and $27.4 million or 21.4% over 2000 year to date results, primarily from increased operating earnings in the Financial Services Segment.

Financial Services Segment
Financial Services Segment revenues for the second quarter 2001 were $257.6 million, an increase of $102.0 million or 65.6% over the second quarter 2000. Excluding EquiServe from the 2001 quarter and DST Canada from the 2000 quarter, Financial Services Segment revenues for the second quarter 2001 increased $18.6 million or 12.5% over the prior year quarter. U.S. revenues increased $107.8 million in the second quarter 2001 or 86.7%, primarily from the inclusion of EquiServe revenues and increases in mutual fund shareowner accounts processed. Excluding EquiServe from the 2001 quarter, U.S. revenues increased $17.9 million or 14.4% over the prior year quarter. U.S. mutual fund shareowner accounts processed totaled 74.8 million at June 30, 2001, an increase of 1.3 million or 1.8% from the 73.5 million serviced at March 31, 2001, an increase of 2.7 million or 3.7% from the 72.1 million serviced at December 31, 2000 and an increase of 10.9 million or 17.1% since June 30, 2000. DST believes that it will experience very little internal mutual fund shareowner account growth during the remainder of 2001.

Retirement plan accounts totaled 25.4 million at June 30, 2001, an increase of
0.3 million or 1.2% from the 25.1 million serviced at March 31, 2001 and an increase of 1.6 million or 6.7% from the 23.8 million serviced at December 31, 2000. Net new IRA accounts for the second quarter of 2001 were 0.4 million, of which approximately 50% were Roth or Educational IRA accounts. 401(k) accounts serviced decreased slightly over the prior quarter to 6.4 million accounts at June 30, 2001 and increased 0.5 million or 8.5% compared to the 5.9 million accounts serviced at December 31, 2000. U.S. AWD(R) workstations licensed were 53,200 at June 30, 2001, an increase of 11.1% over year end 2000 levels, principally from workstations for Comcast Cable and insurance industry clients.

International revenues totaled $25.5 million for the second quarter 2001, a decrease of $5.8 million or 18.5% compared to the prior year quarter. Excluding DST Canada from the 2000 quarter, international revenues for the second quarter of 2001 increased $0.7 million or 2.8% over the prior year. The increase is attributable to an increase in investment management software license revenues and investment management software maintenance revenues. International AWD workstations licensed were 26,200 at June 30, 2001, an increase of 3.6% over year end 2000 levels.

Financial Services Segment income from operations for the second quarter 2001 increased $11.6 million or 26.5% over the prior year quarter to $55.3 million, resulting in an operating margin of 21.5% compared to 28.1% for the prior year. Excluding DST Canada from the prior year quarter, income from operations for the second quarter 2001 increased $13.0 million or 30.7% over the prior year. Costs and expenses increased 89.7%, primarily from the addition of EquiServe and increased personnel costs necessary to support revenue growth. Depreciation and amortization costs increased $5.5 million or 32.0%, primarily as a result of the EquiServe acquisition.

Financial Services Segment revenues for the six months ended June 30, 2001 were $425.1 million, an increase of $121.7 million or 40.1% over the prior year six month period, principally from the inclusion of EquiServe and higher mutual fund and AWD revenues. Financial Services Segment income from operations for the six months ended June 30, 2001 increased $23.5 million or 29.6% over the prior year period to $103.0 million. Costs and expenses increased 49.8%, principally from EquiServe and increased personnel costs to support revenue growth. Depreciation and amortization increased 11.8% in the six months ended June 30, 2001 to $38.9 million, primarily attributable to EquiServe.

Output Solutions Segment
Output Solutions Segment revenues for the quarter ended June 30, 2001 were $153.6 million, an increase of $12.0 million or 8.5% over second quarter 2000. Revenue growth resulted from increased volumes from the U.S. mutual fund and telecommunications, partially offset by a continued decline in brokerage related marketing fulfillment and trade confirmation volumes. Output Solutions Segment images produced in the second quarter 2001 increased 11.1% to 2.0 billion and items mailed increased 1.8% to 462 million compared to the second quarter 2000.

Output Solutions Segment income from operations for the second quarter increased $0.2 million or 1.4% over the prior year quarter to $14.8 million, resulting in an operating margin of 9.6% compared to 10.3% in the prior year quarter. Costs and expenses increased 9.4% principally due to increased personnel costs and higher Internet-based electronic bill and statement product development and selling costs. Depreciation and amortization increased 8.1% in the second quarter 2001 to $9.3 million from additional capital equipment to support growth.

Output Solutions Segment revenues for the six months ended June 30, 2001 were $320.5 million, an increase of $23.7 million or 8.0% over the prior year period. Output Solutions Segment income from operations for the six months ended June 30, 2001 increased $0.9 million or 2.3% over the prior year period to $39.5 million.

Customer Management Segment
Customer Management Segment revenues for the quarter ended June 30, 2001 were $54.4 million, an increase of $3.1 million or 6.0% over the 2000 quarter. Processing and software service revenues for the quarter increased $3.6 million or 7.6% and equipment sales decreased $0.5 million. Total cable and satellite subscribers serviced were 44.5 million at June 30, 2001, an increase of 2.5% compared to year end 2000 levels, principally from higher U.S. satellite and international cable subscribers serviced. AWD software license revenues were recognized during the second quarter of 2001 from the previously announced AWD license agreement with Comcast Cable Communications, Inc.

Customer Management Segment income from operations for the second quarter 2001 increased $1.6 million over the second quarter of 2000 to $6.6 million, resulting in an operating margin of 12.1%. Costs and expenses increased $0.9 million or 2.1% from the second quarter 2000, primarily attributable to higher hardware and license costs. Depreciation and amortization increased $0.6 million or 15.4%, primarily attributable to amortization of capitalized software development costs.

As previously reported, MediaOne, which was acquired by AT&T, plans to discontinue its processing agreement with DST. Remaining MediaOne subscribers processed at June 30, 2001 were 3.1 million, and DST expects that a substantial portion of those subscribers will be removed during the remainder of 2001.

Customer Management Segment revenues for the six months ended June 30, 2001 were $102.9 million, an increase of $2.9 million or 2.9% over the prior year period. Customer Management Segment income from operations for the six months ended June 30, 2001 increased $2.8 million or 37.3% over the prior year period to $10.3 million.

Investments and Other
Investments and Other Segment revenues, primarily rental income for facilities leased to the Company's operating segments, were $10.2 million for the quarter ended June 30, 2001, an increase of $2.0 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other Segment income from operations was $0.8 million for each of the quarters ended June 30, 2001 and 2000.

Equity in earnings of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                                                 Quarter ended  Six months ended
                                                    June 30,         June 30,
                                                ---------------  --------------
                                                 2001     2000    2001    2000
                                                ------   ------  ------  ------

  Boston Financial Data Services ("BFDS")       $ 1.0    $ 3.7   $ 2.6   $ 7.7
  European Financial Data Services ("EFDS")      (0.2)    (0.2)   (0.4)    0.1
  International Financial Data Services ("IFDS")  1.1              2.0
  Argus Health Systems ("Argus")                  0.2      0.2     0.3     0.4
  Exchange-America                               (1.9)            (3.0)
  Other                                           0.1     (0.2)   (0.3)   (0.6)
                                                ------   ------  ------  ------
                                                $ 0.3    $ 3.5   $ 1.2   $ 7.6

                                                ======   ======  ======  ======

Decreased earnings at BFDS resulted from a decline in brokerage industry transaction revenue, a slowing in mutual fund revenue growth, an increase in costs and the loss of a significant Canadian client at its subsidiary CFDS. Accounts serviced at EFDS increased to 2.9 million at June 30, 2001, which is
0.2 million or 7.4% above year end 2000 and 0.4 million or 16.0% over June 30, 2000 levels. IFDS results include the results of DST Canada, which as previously mentioned was contributed to a joint venture in 2001. Argus' earnings are unchanged from the prior year quarter. Exchange-America is a new joint venture of the Company which is developing and marketing a web-enabled process to submit insurance and annuities applications online. Exchange-America results reflect development and marketing expenses for its products.

Other income, net
Other income was $7.0 million for the second quarter 2001, compared to $7.5 million for the second quarter 2000. Second quarter 2001 results include $3.5 million primarily related to interest and dividend income and $3.5 million related primarily to gains on sales of marketable equity securities. Second quarter 2000 results include $3.1 million primarily related to interest and dividend income and $4.4 million related primarily to gains on sales of marketable equity securities.

Other income was $13.6 million for the six months ended June 30, 2001, compared to $28.8 million for the prior year. Year to date 2000 Other income includes $10.8 million pretax relating to the settlement of a legal dispute related to a former equity investment. Other income also includes $6.7 million for 2001 and $12.0 million for 2000 of gains on sales of equity investments and $6.8 million for 2001 and $6.0 million for 2000 primarily related to interest and dividend income.

Gain on sale of PAS
On June 29, 2001, DST sold its Portfolio Accounting Systems ("PAS") business to State Street Corporation ("State Street"). DST offered PAS services primarily to the U.S. mutual fund industry on a remote processing basis. DST received, in a taxable transaction, proceeds of $75.0 million, comprised of approximately 1.5 million shares of State Street common stock and cash. In conjunction with the transaction, DST agreed to provide data processing services for PAS and agreed to a non-compete agreement for a period of five years, for which elements a portion of the purchase price has been deferred. DST recognized a one-time gain of $20.0 million after taxes, deferrals and other expenses.

DST recorded revenue related to PAS of $9.8 million for the six months ended June 30, 2001 and $19.5 million for the year ended December 31, 2000. The PAS business unit had approximately 80 associates who transferred to State Street with the transaction. DST estimates that removing the PAS business from DST's financial results will reduce diluted earnings per share by approximately $0.01 per share per quarter.

Interest expense
Interest expense was $1.9 million for the quarter ended June 30, 2001 and $3.1 million for the six months ended 2001, up from the $1.5 million in the prior year quarter and the $2.9 million in the prior year six month period. Average debt balances were higher in 2001 compared to 2000.

Income taxes
DST's effective tax rate was 36.2% for the quarter and 35.8% for the six months ended June 30, 2001, compared to 35.9% for the prior year quarter and the prior year six month period. Excluding the taxes provided on the PAS transaction the effective tax rate would have been 35.1% for the quarter and six months ended June 30, 2001. The 2001 and 2000 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

                                  Other Actions

Stock Repurchase Program
No shares of DST common stock were repurchased during the quarter ended June 30, 2001. During the six months ended June 30, 2001, DST purchased 2,673,000 shares of its common stock under previously announced share repurchase programs which total 16,350,000 shares. Of the amount purchased during 2001, 820,000 shares will be utilized for DST's stock award, employee stock purchase and stock option programs and 1,853,000 shares will be used for general corporate purposes. The shares were purchased at an average price of $35.10 per share, with 2,665,000 shares being acquired under previously executed forward purchase agreements. As of June 30, 2001, the cost to settle the remaining forward purchase agreement, which expires in September 2002, would be approximately $88.9 million for 2.7 million shares ($32.93 per share). The agreement allows the Company to elect net cash or net share settlement in lieu of physical settlement of the shares.

As of June 30, 2001, DST has purchased 9,333,000 shares since the programs commenced. Of the remaining 7,017,000 shares to be repurchased, 3,020,000 shares are expected to be utilized for DST's stock award, employee stock purchase and stock option programs and 3,997,000 shares are expected to be used for general corporate purposes.

EquiServe Acquisition
On March 30, 2001, DST completed the acquisition of a 75% interest in EquiServe by purchasing interests held by FleetBoston Financial and Bank One Corporation. The other 25% is owned by BFDS. EquiServe is one of the nation's largest corporate transfer agency service providers, maintaining and servicing the records of approximately 22 million shareholder accounts for approximately 1,400 publicly traded companies. EquiServe employs approximately 2,600 associates and recorded revenues of approximately $325 million for the year 2000.

The acquisition was accounted for as a purchase and the results of EquiServe's operations are included in DST's 2001 consolidated financial statements from the date of acquisition. The minimum purchase price of $140 million is to be paid in four installments. The first installment of approximately $43.9 million was paid at closing. The remaining three minimum installments, which total approximately $96.1 million (discounted to $87.6 million for accounting purposes) are payable annually in varying amounts beginning February 28, 2002. The remaining minimum purchase price installments are subject to increase pursuant to a formula that provides for additional consideration to be paid in cash if EquiServe's revenues for the years ending 2001, 2002 and 2003 exceed certain targeted levels. The minimum purchase price (discounted to $131.5 million for accounting purposes) will be allocated to the net assets acquired based upon their fair values upon completion of an independent valuation.
The acquisition is not expected to have a material impact on DST's net income or earnings per share for 2001.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                     For the Three Months   For the Six months
                                        ended June 30,        ended June 30,
                                         2001      2000       2001       2000
                                       --------  --------   --------   --------

  Revenues                             $  451.6  $  337.0   $  822.6   $  677.4

  Costs and expenses                      334.9     241.2      596.9      486.3
  Depreciation and amortization            39.2      31.7       70.5       63.3
                                       --------  --------   --------   --------

  Income from operations                   77.5      64.1      155.2      127.8
  Interest expense                         (1.9)     (1.5)      (3.1)      (2.9)
  Other income, net                         7.0       7.5       13.6       28.8
  Gain on sale of PAS                      32.8                 32.8
  Equity in earnings of
   unconsolidated affiliates                0.3       3.5        1.2        7.6
                                        --------  --------   --------   --------
  Income before income taxes              115.7      73.6      199.7      161.3

  Income taxes                             41.9      26.4       71.4       57.9
                                        --------  --------   --------   --------
   Net income                           $  73.8   $  47.2    $ 128.3    $ 103.4
                                        ========  ========   ========   ========

  Average common shares outstanding       123.0     125.5      123.6      125.7
  Diluted shares outstanding              126.3     129.3      127.4      129.1

  Basic earnings per share              $   0.60  $   0.38   $   1.04   $   0.82
  Diluted earnings per share            $   0.58  $   0.37   $   1.01   $   0.80


                                   * * * * * *

  Net income before non-recurring items $  51.5   $  44.4    $ 103.9    $  88.8
  Diluted earnings per share before non-
   recurring items                      $   0.41  $   0.34   $   0.82   $   0.69


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer